                                                                    EXHIBIT 10.8

                  AMENDMENT TO DEMAND LINE OF CREDIT AGREEMENT
                         AND DEMAND LINE OF CREDIT NOTE


THIS AMENDMENT, dated July ___, 2003, is to the Demand Line of Credit Agreement between Zero Zone, Inc., ("Borrower") and U.S. Bank, N.A. ("Bank") dated August 30, 1999 (the "Credit Agreement") and the Demand Line of Credit Note executed by Borrower in favor of Bank dated August 30, 1999 (the "Note").

WHEREAS, Borrower and Bank are entering into a Third Amendment to Direct Pay Letter of Credit Application and Reimbursement Agreements (the "Third Amendment") relating to the Reimbursement Agreements (as defined hereinafter); and

WHEREAS, "Reimbursement Agreements" means the Direct Pay Letter of Credit Application and Reimbursement Agreement between Bank and Borrower regarding the $6,000,000 Zero Zone, Inc. Taxable Bonds, Series 1999 dated as of August 31, 1999, as amended by Amendment to Direct Pay Letter of Credit Application and Reimbursement Agreements (the "First Amendment") dated as of January 31, 2002, the Second Amendment to Direct Pay Letter of Credit Application and Reimbursement Agreements (the "Second Amendment") dated February 5, 2003 and the Third Amendment to Direct Pay Letter of Credit Application and Reimbursement Agreement (the "Third Amendment") dated of even date with this Amendment (as amended and as it may be amended from time to time, the "Taxable Bonds Reimbursement Agreement") and the Direct Pay Letter of Credit Application and Reimbursement Agreement between Bank and Borrower regarding the $3,420,000 Wisconsin Housing and Economic Development Authority Variable Rate Demand Business Development Refunding Revenue Bonds, 1999 Series 2 (Zero Zone, Inc. Project) dated as of August 31, 1999 as amended by the First Amendment, Second Amendment and Third Amendment (as amended and as it may be amended from time to time, and together with the Taxable Bonds Reimbursement Agreement, the "Reimbursement Agreements"); and

WHEREAS, the parties hereto desire to amend the Credit Agreement and the Note.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agrees as follows:

     1. Interest Rate Rider. The attached Interest Rate Rider shall be the Interest Rate Rider for purposes of the Credit Agreement and the Note.

     2. Cross Default. Without limitation of the demand feature of the Note, the following shall be a default and an Event of Default under the Loan Agreement and the Note: any default or Event of Default under either Reimbursement Agreement or termination of either Reimbursement Agreement.

     3. Representations and Warranties. Borrower hereby represents and warrants that all of the representations and warranties contained in any of the Reimbursement Agreements, the Credit Agreement and the Notes are true and correct in all material respects as of the date hereof.

     4. Conditions Precedent. This Amendment shall not be effective until it shall have been executed and delivered by the parties hereto and Bank shall have received the following, fully executed if applicable and in form and substance satisfactory to Bank:



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         a.   Third Amendment to Direct Pay Letter of Credit Application and
              Reimbursement Agreements;

         b. Evidence of receipt by Borrower of proceeds of $1,500,000 in subordinated loans;

         c.   Debt Subordination Agreement;

         d.   Officer's Certificate; and

         e.   Borrowing Resolutions.

     5. Entire Agreement. This Amendment shall constitute the entire agreement of the parties with respect to the subject matter hereof.

     6. Applicable Law. This Amendment shall be governed by the laws of the State of Wisconsin.

     7. Fees and Expenses. The Borrower shall pay all fees and expenses of Bank, including reasonable attorneys fees, arising out of or relating to this Amendment, or otherwise relating to the transactions contemplated hereby.

     8. Effect of Amendment. The Credit Agreement and the Note shall remain in full force and effect as amended hereby and by the attached Interest Rate Rider.


 ZERO ZONE, INC.



 By:                                  _____________________________
    Jack Van Der Ploeg, President


                                      U.S. Bank, N.A.



 By:                                  _____________________________
                                      Caroline V. Krider,
                                      Vice President and Senior Lender



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                               INTEREST RATE RIDER

   This Rider is made part of the Demand Line of Credit Note (the "Note") in the original amount of $7,500,000.00 by Zero Zone, Inc. (the "Borrower") in favor of U.S. Bank, N.A. (the "Bank"). The following interest rate description is hereby added to the Note:

   1. Interest Rate Options. Interest on each advance shall accrue at one of the following per annum rates selected by Borrower (i) in the absence of a LIBOR rate election, the prime rate announced by the Bank from time to time, as and when such rate changes, less the Prime Rate Margin (the rate so calculated is referred to herein as the "Floating Rate"), or
        (ii) upon two (2) New York Banking Days notice by Borrower to Bank, the LIBOR Rate Margin plus the 1, 2, 3 or 6 month LIBOR rate quoted by the Bank (which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of the LIBOR loan advance, adjusted as the Bank deems appropriate for any reserve requirement and any subsequent costs arising form a change in government regulation, from Telerate Page 3750 or any successor thereto) (a "LIBOR Rate Loan"): If a LIBOR Rate Loan is prepaid, whether by Borrower, as a result of acceleration, upon default or otherwise, the Borrower agrees to pay all of the Bank's costs, expenses and Interest Differential (as determined by the Bank) incurred as a result of such prepayment. The term "Interest Differential" shall mean that amount equal to the greater of zero dollars or the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between an amount of interest the Bank would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest the Bank will actually earn (from like investments in the Money Market as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short term nature of the facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. In the event the Borrower does not timely select another interest rate option for a stated period after a LIBOR Rate Loan expires, the Floating Rate shall apply. The Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error. "New York Banking Day" means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

   2. Demand Facility. Notwithstanding the Bank's willingness and agreement to provide LIBOR Rate Loan(s) to the Borrower, Borrower acknowledges that this remains a demand facility and the Bank can demand payment of all of the Obligations at any time, including all LIBOR Rate Loans that would otherwise remain outstanding for their established term but for demand for payment by the Bank.

   3. Prime Rate Margin and LIBOR Rate Margin. The "Prime Rate Margin" and "LIBOR Rate Margin" shall be determined based on Borrower's ratio of Senior Funded Debt to EBITDA, as follows:



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

Ratio of Senior Funded Debt/
EBITDA                                      Prime Rate Margin                     LIBOR Rate Margin
-------                                     -----------------                     -----------------
                                         (subtract from Prime rate)              (add to LIBOR Rate)
< 1.50 to 1.0                                     1.625%                                 1.25%
=>1.50 to 1.0 but < 2.00 to 1.0                   1.375%                                 1.50%
=>2.00 to 1.0 but < 2.50 to 1.0                   1.125%                                 1.75%
=>2.50 to 1.0 but < 3.00 x 1.0                     .875%                                 2.00%
=>3.00 to 1.0 but < 3.50 to 1.0                    .625%                                 2.25%
=>3.50 to 1.0 but < 4.00 to 1.0                    .875%                                 2.00%
> 4.00 to 1.0                                      .625%                                 2.25%



   4. EBITDA "EBITDA" shall have the meaning provided in the Taxable Bonds Reimbursement Agreement.


   5. Senior Funded Debt. "Senior Funded Debt" shall have the meaning provided in the Taxable Bonds Reimbursement Agreement.

   6. Adjustment of Interest Rate Margin Amounts. The ratio of Senior Funded Debt to EBITDA shall be measured by Bank as of the last day of each calendar quarter for the period of four calendar quarters ending on such date and any changes to the LIBOR Rate Margin or Prime Rate Margin provided for above shall be effective as follows as to all then outstanding principal amounts:

        a. for all outstanding Floating Rate Loans, on the first day of the month subsequent to Bank's receipt of financial statements evidencing a change in the ratio of Senior Funded Debt to EBITDA; and

        b. for all outstanding LIBOR Rate Loans on the first day after the expiration of any interest period that is pending as of the date Bank receives financial statements evidencing a change in the ratio of Senior Funded Debt to EBITDA.

        Notwithstanding the foregoing, in case of any increase in the Libor Rate Margin or the Prime Rate Margin, such adjustment shall be retroactive, if necessary, to be effective as of the first day of the month following the date on which such financial statements were required to be delivered to Bank under the Credit Agreement. Each time Borrower delivers to Bank financial statements under which the ratio of Senior Funded Debt to EBITDA should result in a change to the Prime Rate Margin or the LIBOR Rate Margin, Borrower shall provide Bank with notice showing Borrower's calculation of such ratio and indicating the new Prime Rate Margin or LIBOR Rate Margin that should apply.

   7. Calculation of Interest. Interest on Prime Rate Loans will be payable monthly on the last day of each month on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. Interest on LIBOR Rate Loans will be payable on the last day of the period on which the applicable LIBOR rate was determined, but for periods greater than three months, interest shall paid on the last day of each third month of such period and on the last day of such period. Interest on LIBOR Rate Loans will be calculated on the basis of the actual number of days elapsed in a year of 360 days.




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   8.   Default Interest Rate. Principal amounts remaining unpaid after demand for payment has been made or after a default or an Event of Default shall bear interest from and after the date thereof until paid at a rate of 2% per annum plus the rate otherwise payable.





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